April 28, 2006

via U.S. mail and facsimile to (702) 294-3873

Mr. Anders A. Suarez
Chief Financial Officer
Amerityre Corporation
1501 Industrial Road
Boulder City, NV 89005

      Re:	Amerityre Corporation
		Form 10-KSB for the fiscal year ended June 30, 2005
		Filed September 16, 2005

      File No. 0-50053

Dear Mr. Suarez:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



								Nili Shah
								Branch Chief





UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE